Exhibit (c)(6)

- Preliminary working draft; subject to review by counsel— Project Apex Presentation to the Special Committee February 18, 2024 Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary working draft; subject to review by counsel -

Disclaimer

This presentation has been prepared by Centerview Partners LLC ("Centerview") for use solely by the Special Committee of the Board of Directors of Atlas *("Atlas" or the "Company")* in connection with its evaluation of a proposed transaction and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Atlas and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Atlas. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Atlas or any other entity, or concerning the solvency or fair value of Atlas or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Atlas as to the future financial performance of Atlas, and at your direction Centerview has relied upon such forecasts, as provided by Atlas' management, with respect to Atlas. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials.

The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview's analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview's view of the actual value of Atlas.

These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Atlas (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Atlas or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.

CENTERVIEW PARTNERS 1
Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary working draft; subject to review by counsel— Atlas Analysis At Various Prices Teton’s Teton’s Teton’s Teton’s 1/26 2/5 2/8 2/16 Current Proposal Proposal Proposal Proposal Share Price $7.93 $9.00 $9.25 $9.50 $9.75 $10.00 $10.25 $10.50 $10.75 $11.00 Implied Premium to Current 13% 17% 20% 23% 26% 29% 32% 36% 39% +22% premium to +37% premium to +39% premium to Atlas share price Atlas share price Atlas share price % Premium / (Discount) to: on 1/26/24(2) on 2/5/24(3) on 2/7/24(4) 30-Day VWAP $7.29 +23% +27% +30% +34% +37% +41% +44% +47% +51% 60-Day VWAP 7.55 +19% +23% +26% +29% +32% +36% +39% +42% +46% 90-Day VWAP 6.89 +31% +34% +38% +41% +45% +49% +52% +56% +60% 52-Week High (02/23/23) (1) 19.68 (54%) (53%) (52%) (50%) (49%) (48%) (47%) (45%) (44%) 52-Week Low (10/25/23)(1) 5.14 +75% +80% +85% +90% +95% +99% +104% +109% +114% Fully Diluted Shares Outstanding 140.0 140.3 140.3 140.4 140.4 140.5 140.5 140.6 140.6 140.7 Implied Equity Value $1,110 $1,262 $1,298 $1,334 $1,369 $1,405 $1,441 $1,476 $1,512 $1,548 Plus: Debt & NCI 1,100 Less: Cash (20) Implied Enterprise Value ($mm) $2,190 $2,342 $2,378 $2,413 $2,449 $2,485 $2,520 $2,556 $2,592 $2,627 Non-Teton Shares 41.8 42.1 42.1 42.2 42.2 42.3 42.4 42.4 42.4 42.5 Non-Teton Equity Value $331 $379 $390 $401 $412 $423 $434 $445 $456 $467 Wall Street Implied EV / Adj. EBITDA Consensus ($mm) NTM $275 8.0x 8.5x 8.7x 8.8x 8.9x 9.0x 9.2x 9.3x 9.4x 9.6x 2024E 273 8.0x 8.6x 8.7x 8.8x 9.0x 9.1x 9.2x 9.4x 9.5x 9.6x 2024E (ex-SBC) 251 8.7x 9.3x 9.5x 9.6x 9.8x 9.9x 10.0x 10.2x 10.3x 10.5x Implied EV / Adj. EBITDA Atlas Mgmt. Plan ($mm) NTM $272 8.1x 8.6x 8.7x 8.9x 9.0x 9.1x 9.3x 9.4x 9.5x 9.7x 2024E 269 8.1x 8.7x 8.8x 9.0x 9.1x 9.2x 9.4x 9.5x 9.6x 9.8x 2024E (ex-SBC) 247 8.9x 9.5x 9.6x 9.8x 9.9x 10.0x 10.2x 10.3x 10.5x 10.6x Source: Company filings, Atlas Management Plan, Wall Street research, Bloomberg and FactSet as of February 16, 2024. Note: Dollars in millions, except per share figures. Consensus figures reflect median of Wall Street research. Debt, non-controlling interest and cash as of December 31, 2023. Diluted shares outstanding as of December 31, 2023 per Management. Subject to change upon receipt of updated share count from Management. (1) 52-week high and low based on highest closing price and lowest closing price. 2 (2) Reflects Atlas closing price as of January 26, 2024 (date referenced in Teton Initial Proposal). (3) Reflects Atlas closing price as of February 5, 2024 (date referenced in Teton 2/5 Proposal). (4) Reflects Atlas closing price as of February 7, 2024 (date referenced in Teton 2/8 Proposal). Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary working draft; subject to review by counsel— Atlas Outlook: Today vs. February 2, 2024 Meeting â^† Project Apex Prior Meeting Current (Current vs. February 2, (11/3/23)(1) (2/2/24)(2) (2/16/24) 2024 Meeting) Atlas $6.01 $7.09 $7.93 +12% Share Price Atlas Median —$10.50 $9.00 $9.00 Broker PT S&P 500 $4,358 $4,846 $5,006 +3% BB U.S. High Yield 7.44% 6.19% 6.33% +14bps Index Yield 20-Year U.S. 4.93% 4.34% 4.58% +24bps Treasury Rate ‘24E ‘25E ‘24E ‘25E ‘24E ‘25E ‘24E ‘25E Cons. Revenue $1.2bn $1.3bn $1.2bn $1.3bn $1.2bn $1.3bn ($1mm) ($5mm) % Growth 6% 6% 5% 6% 5% 5% (2bps) (32bps) Cons. Adj. EBITDA $276mm $301mm $274mm $287mm $273mm $287mm ($1mm) +$1mm % Growth 5% 9% 4% 5% 4% 5% (58bps) +70bps Mgmt. Revenue $1.2bn $1.3bn $1.2bn $1.3bn $1.2bn $1.3bn -—- % Growth 3% 5% 3% 5% 3% 5% Mgmt. Adj. EBITDA $273mm $298mm $269mm $293mm $269mm $293mm -—- % Growth 1% 9% 1% 9% 1% 9% Source: Atlas Management Plan shared on January 31, 2024, Wall Street research and FactSet as of February 16, 2024. 3 (1) Reflects Atlas closing price as of November 3, 2023 (close prior to end of negotiations). (2) Reflects market data as of January 31, 2024. Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary working draft; subject to review by counsel -

Atlas' Share Price Performance

Share Price Performance Since IPO



Atlas
S&P 500 (1)
$30
$25
$20
$15
$14.00
$10
$5
–
Apr-21
Jul-21
Oct-21
Jan-22
Apr-22
Jul-22
Oct-22
Jan-23
Apr-23
Jul-23
Oct-23
Jan-24
52 Week High (02/23/23): $19.68
52 Week Low (10/25/23): $5.14
+20%
$7.93
(43%) vs. IPO price
(52%) vs. Day 1 close
A
B
C
D
E
F
G
H
I
J
K
L
M
N

Since Project Apex (11/3/23) (2)	
High Share Price	$8.41
Low Share Price	5.98
Average Share Price	7.48

Public Market Events

- **A** 23-Apr-21: Pricing of IPO at $14.00 per share (closed day 1 at $16.40)
- **B** 12-Aug-21: Reported Q2 '21 Earnings
- **C** 14-Sep-21: Sizewise Rentals acq. announced
- **D** 9-Nov-21: Reported Q3 '21 Earnings
- **E** 8-Mar-22: Reported Q4 '21 Earnings
- **F** 10-May-22: Reported Q1 '22 Earnings
- **G** 9-Aug-22: Reported Q2 '22 Earnings
- **H** 10-Nov-22: Reported Q3 '22 Earnings
- **I** 9-Jan-23: Tom Boehning announced CEO
- **J** 7-Mar-23: Reported Q4 '22 Earnings
- **K** 9-May-23: Reported Q1 '23 Earnings
- **L** 8-Aug-23: Reported Q2 '23 Earnings; Reduced 2023E Adj. EBITDA guidance range from $295-305mm to $260-270mm
- **M** 2-Oct-23: Tom Leonard returns as CEO following departure of Tom Boehning
- **N** 7-Nov-23: Reported Q3 '23 Earnings; Reaffirmed 2023E guidance

Earnings　Other Corp. Event

Source: Company filings and FactSet as of February 16, 2024.
(1) S&P 500 indexed to Atlas share price of $14.00 as of IPO on April 23, 2021.
(2) Reflects Atlas closing price as of November 3, 2023 (close prior to end of negotiations).

CENTERVIEW PARTNERS 4

Privileged & Confidential | Prepared at the Request of Counsel

- Preliminary working draft; subject to review by counsel— Trading Multiples Over Time EV / NTM Wall Street Consensus Adjusted EBITDA Multiple Since IPO(1) Average EV / Adjusted NTM EBITDA Multiple 20.0x Since Q2’23 L6M L1Y L2Y Since IPO Atlas 7.6x 7.5x 9.3x 10.3x 10.9x 18.0x Peer Median 9.0x 8.9x 9.9x 10.9x 11.8x S&P 500 13.0x 13.0x 12.9x 12.5x 13.1x 16.0x 15.9x 14.0x 14.6x 13.8x 12.0x 10.5x 10.0x 9.4x 8.0x 8.0x 6.0x 4.0x 2.0x 0.0x May-21 Aug-21 Nov-21 Feb-22 May-22 Aug-22 Nov-22 Feb-23 May-23 Aug-23 Nov-23 Feb-24 Atlas Peer Median(2) S&P 500 Source: Company filings and FactSet as of February 16, 2024. Note: Estimates first available as of May 14, 2021. 5 (1) Analysis based on FactSet estimates only as of February 16, 2024. Privileged & Confidential | Prepared at the Request of Counsel (2) Peers include Steris, Sotera Health, Stericycle, Premier, Pediatrix Medical Group, and Healthcare Services Group.

- Preliminary working draft; subject to review by counsel— Atlas Illustrative Future Share Price Analysis Reflects Atlas Management Plan shared January 31, 2024 Future Share Price (Nominal) Future Share Price (PresentValue) 8.0x NTM Adj. EBITDA 9.0x NTM Adj. EBITDA 10.0x NTM Adj. EBITDA CAGR $25 $25 Discounted at cost of equity of 12.6% At 10.0x $20 +27% $20 $18 $20 $17 At 9.0x $15 +23% $15 $15 $13 At 8.0x $15 $13 $12 $13 $12 $12 $11 $15 +18% $10 $11 $11 $13 $10 $10 $10 $8 $11 $8 $9 $9 $9 $8 $9 $5 $5 – – Current YE’24 YE’25 YE’26 YE’27 Current YE’24 YE’25 YE’26 YE’27 Memo: Memo: NTM Adj. EBITDA $293 $318 $345 $373 NTM Adj. EBITDA $293 $318 $345 $373 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Net Debt ($bn) $1.1 $1.0 $1.0 $0.9 Source: Atlas Management Plan shared on January 31, 2024. Note: Dollars in billions. Reflects valuation as of February 16, 2024. Analysis assumes latest share count, RSUs and options 6 held constant in projection period as of December 31, 2023. Subject to change upon receipt of updated share count Privileged & Confidential | Prepared at the Request of Counsel from Management. Debt, cash and non-controlling interest based on year-end balance per Atlas Management Plan.

- Preliminary working draft; subject to review by counsel— Atlas Illustrative Future Share Price Sensitivity Reflects Atlas Management Plan shared January 31, 2024 YE 2024 Future Share Price (Nominal) YE 2024 Future Share Price (Present Value) Management Plan + /—% Management Plan + /—% EV / NTM Adj. EBITDA (10.0%) – +10.0% EV / NTM Adj. EBITDA (10.0%) – +10.0% 8.0x $8 $9 $11 8.0x $7 $8 $10 9.0x 9 11 13 9.0x 8 10 12 10.0x 11 13 15 10.0x 10 12 14 NTM Adj. EBITDA ($mm) $264 $293 $323 YE 2025 Future Share Price (Nominal) YE 2025 Future Share Price (Present Value) Management Plan + /—% Management Plan + /—% EV / NTM Adj. EBITDA (10.0%) – +10.0% EV / NTM Adj. EBITDA (10.0%) – +10.0% 8.0x $9 $11 $13 8.0x $7 $9 $10 9.0x 11 13 15 9.0x 9 10 12 10.0x 13 15 18 10.0x 10 12 14 NTM Adj. EBITDA ($mm) $286 $318 $350 Source: Atlas Management Plan shared on January 31, 2024. Note: Dollars in millions, except per share amounts. Reflects valuation as of February 16, 2024. Analysis assumes latest share count, RSUs and options held constant in projection period as of December 31, 2023. Subject to change upon 7 receipt of updated share count from Management. Debt, cash and non-controlling interest based on year-end balance Privileged & Confidential | Prepared at the Request of Counsel per Atlas Management Plan.